SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)           December 15, 1995



                          BANYAN STRATEGIC REALTY TRUST
            (Exact name of Registrant as specified in its charter)


  Massachusetts                 0-15465                     36-3375345
(State of or other         (Commission File             (I.R.S. Employer
 jurisdiction of                Number)                   Identification
 incorporation)                                                Number)



150 South Wacker Drive, Suite 2900, Chicago, IL                    60606
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code          (312) 553-9800

This document consists of 3 pages.



ITEM 5.     OTHER INFORMATION

On December 15, 1995, Banyan Strategic Realty Trust (the "Trust") modified its line of credit (the "Modified Line") with American National Bank (the "Bank"). The line of credit was originally established on December 13, 1994 (the "Original Line"). Under the Modified Line the Trust may borrow up to $30,000,000, an increase of $15,000,000 when compared to the Original Line.
In addition, the availability of the line was extended from December 14, 1996 to December 14, 1997. The Trust provided the Bank additional collateral, in order to increase the cash available for borrowing pursuant to the Modified Line, mortgages on its Florida Power and Light Building, Newton Distribution Center and Lexington Business Center as well as pledges of the Trust's subsidiaries stock or partnership interest in the entities owning said properties. The Trust had previously pledged its ownership interest in the entities owning the Colonial Penn Office Building, Colonial Courts Apartments, Hallmark Village Apartments and Karfad Loan Portfolio as well as providing mortgage liens against said properties as collateral per the terms of the Original Line. The Trust also paid a loan fee upon execution of the Modified Line in the amount of $75,000, or .5% of the increase in the Original Line.
As further consideration for the additional collateral pledged by the Trust, the Bank reduced the loan-to-value requirements under the Modified Line to 60% of the fair market value of the collateral and reduced the cash reserve requirement of the Trust from $3,000,000 to $2,000,000. All other terms as provided for under the Original Line remain unchanged. The Modified Line remains subject to review for renewal on an annual basis. The purpose of the Modified Line is to provide the Trust with an additional source of cash proceeds for the acquisition or redevelopment of income-producing properties and general corporate needs. In addition, the Trust is required to pay the Bank an unused facility fee of .5% per annum multiplied by the average portion of the Modified Line that is undrawn from time-to-time. The facility fee is required to be determined and payable monthly on a non-cumulative basis. As of December 31, 1995, the Trust had utilized $25,750,000 of $30,000,000 available under the Modified Line. Of the $25,750,000, approximately $5,650,000 has been utilized in conjunction with to the Bank's issuance of a letter of credit which serves as collateral for the Trust's tax-exempt bond financing in the amount of $5,500,000 on its Colonial Courts Apartments property. Of the remaining $20,100,000 in cash proceeds drawn under the Modified Line, $8,900,000 and $11,200,000 has been utilized by the Trust for its acquisition of the Lexington Business Center/Newtown Distribution Center and the Woodcrest Office Park, respectively. Draws under the Modified Line require monthly payment of interest only until its maturity and currently bears interest at a blend of thirty, ninety and one hundred and twenty-day Libor rates plus 2.25% or approximately 8% to 8.5% per annum. The Trust anticipates obtaining permanent long-term third party financing within the next 12 months for its various property interests and utilizing these financing proceeds to repay amounts drawn under the Modified Line.



                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 4, 1996        BANYAN STRATEGIC REALTY TRUST
                                          (Registrant)

                                    By:   /s/ Joel L. Teglia
                                          Vice President, Chief Financial and
                                          Accounting Officer